Exhibit 99.1

NEWS RELEASE

CONTACT: Phil Franklin,

Vice President, Operations Support and CFO (773) 628-0810

LITTELFUSE REPORTS THIRD QUARTER RESULTS

CHICAGO, October 30, 2013 – Littelfuse, Inc. (NASDAQ:LFUS) today reported sales and earnings for the third quarter of 2013.

Third Quarter Highlights

●	Sales for the third quarter of 2013 increased 7% sequentially and 16% year over year to a record $201.0 million. This included $21.1 million of sales from the Hamlin acquisition.
●

On a GAAP basis, third quarter 2013 earnings were $1.19 per diluted share. This included a $1.5 million foreign exchange loss and $0.6 million of costs related to the Hamlin acquisition. These special items reduced earnings by approximately $0.07 per share.

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GAAP operating margin for the third quarter of 2013 was 18.7%. This included the $0.6 million of Hamlin acquisition costs mentioned above as well as $1.4 million of amortization of intangibles related to Hamlin.

●	Sales and order trends by business unit were as follows for the third quarter:
o	Electronics sales (excluding acquisitions) increased 3% sequentially and 4% year over year. The book to bill for the third quarter was .95 compared to .89 for the prior year.
o	Automotive sales (excluding acquisitions) increased 11% year over year due primarily to strong growth in passenger vehicle fuses and Accel sensors.
o

Electrical sales declined 10% year over year due to a drop-off in custom products selling into the potash mining market. This was partially offset by strong performance of the power fuse business reflecting continued success in the solar, HVAC and lighting markets.

●

Cash provided by operating activities was $46.8 million for the third quarter of 2013 compared to $43.5 million for the third quarter of 2012. Capital expenditures for the third quarter of 2013 were $10.9 million compared to $6.0 million for the prior-year quarter. The increased capital spending is related to several capacity expansion projects which support the company’s growth plans and new product introductions.

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“We had an excellent third quarter as sales were just above the middle of guidance and margins were at the upper end of our expectations,” said Gordon Hunter, Chief Executive Officer. “The electronics business continues to deliver superior profit margins in a challenging market environment. Automotive is benefiting from recent acquisitions and strong performance in the passenger vehicle market. In the electrical business, continued growth in power fuses is helping to offset reduced sales of custom products into the mining market.”

“In a slow-growth global economy with trends in our key end markets that are at best mixed, we delivered double-digit sales growth and near-record margins and cash flow in the third quarter,” said Phil Franklin, Chief Financial Officer. “This is a good indication that our strategy is sound, our business model is working and our teams are executing well.”

Outlook

●	Sales for the fourth quarter of 2013 are expected to be in the range of $185 to $195 million which, at the midpoint, represents 20% growth compared to the fourth quarter of 2012.
●	Earnings for the fourth quarter of 2013 are expected to be in the range of $0.96 to $1.10 per diluted share.

Dividend

The company will pay a cash dividend of $0.22 per common share on December 5, 2013 to shareholders of record at the close of business on November 20, 2013.

Conference Call and Webcast Information

Littelfuse will host a conference call today, Wednesday, October 30, 2013, at 10:00 a.m. Central / 11:00 a.m. Eastern time to discuss the third quarter results. The call will be broadcast live over the Internet and can be accessed through the company’s website: www.littelfuse.com. Listeners should go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through December 31, 2013 on the company’s website.

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About Littelfuse

Founded in 1927, Littelfuse is the world leader in circuit protection with growing global platforms in power control and sensing. The company serves customers in the electronics, automotive and industrial markets with technologies including fuses, semiconductors, polymers, ceramics, relays and sensors. Littelfuse has over 7,000 employees in more than 35 locations throughout the Americas, Europe and Asia.  For more information, please visit the Littelfuse website: littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended December 29, 2012. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended December 29, 2012.

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LITTELFUSE, INC.

Net Sales and Operating Income by Business Unit

(In thousands of USD, unaudited)

	Third Quarter			Year-to-Date
	2013	2012	% Change	2013	2012	% Change

Net Sales
Electronics (2)	$101,013	$87,779	15%	$271,878	$254,342	7%
Automotive (3)	70,386	51,878	36%	194,319	155,954	25%
Electrical	29,641	33,031	(10%)	93,527	98,823	(5%)

Total net sales (1)	$201,040	$172,688	16%	$559,724	$509,119	10%

(1) Total net sales for 2013 include $21.1M for the quarter and $28.1M for year-to-date from the Hamlin acquisition.

(2) Total Electronics net sales for 2013 include $10.1M for the quarter and $13.5M for year-to-date from the Hamlin acquisition.

(3) Total Automotive net sales for 2013 include $11.0M for the quarter and $14.6M for year-to-date from the Hamlin acquisition.

	Third Quarter			Year-to-Date
	2013	2012	% Change	2013	2012	% Change

Operating Income
Electronics	$20,362	$17,186	18%	$52,284	$43,075	21%
Automotive	11,135	7,018	59%	29,531	23,489	26%
Electrical	6,687	8,235	(19%)	18,801	23,795	(21%)
Other (4)	(625)	(1,508)	n/a	(3,558)	(1,508)	n/a

Total operating income	$37,559	$30,931	21%	$97,058	$88,851	9%

Interest expense	939	454		1,959	1,298
Investment impairment (5)	-	1,965		10,678	3,523
Foreign currency revaluation (income) expense	1,476	834		(1,929)	1,903
Other (income) expense, net	(1,380)	(1,350)		(3,543)	(3,075)

Income before taxes	$36,524	$29,028	26%	$89,893	$85,202	6%

(4) "Other" typically includes special items such as acquisition-related costs, restructuring costs, asset impairments, and gains and losses on asset sales. For the third quarter of 2013, "other" included legal and investment banking fees and other costs related to the Hamlin acquisition ($337K all in G&A) and a purchase accounting adjustment (ASC 805) also related to the Hamlin acquisition ($345K all in Cost of sales).

(5) Impairment and loan losses from investment in Shocking Technologies.

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LITTELFUSE, INC.

Condensed Consolidated Balance Sheets

(In thousands of USD, except share amounts)

	September 28, 2013	December 29, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$292,936	$235,404
Short-term investments	8,808	-
Accounts receivable, less allowances	129,122	100,559
Inventories	91,978	75,580
Deferred income taxes	11,157	11,890
Prepaid expenses and other current assets	17,771	16,532
Total net sales	5,500	5,500
Total current assets	557,272	445,465
Property, plant and equipment:
Land	4,080	6,243
Buildings	59,602	54,559
Equipment	358,324	304,954
	422,006	365,756
Accumulated depreciation	(275,906)	(244,845)
Net property, plant and equipment	146,100	120,911
Intangible assets, net of amortization:
Patents, licenses and software	42,461	11,144
Distribution network	32,174	18,964
Customer lists, trademarks and tradenames	22,452	18,704
Goodwill	186,667	133,592
	283,754	182,404
Investment in unconsolidated entity	-	8,666
Investments	11,136	10,327
Deferred income taxes	3,776	8,090
Other assets	4,893	1,865
Total assets	$1,006,931	$777,728

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$38,937	$27,226
Accrued payroll	26,686	20,540
Accrued expenses	11,643	11,062
Accrued severance	345	1,033
Accrued income taxes	10,154	11,559
Current portion of long-term debt	133,500	84,000
Total current liabilities	221,265	155,420
Long-term debt, less current portion	95,000	-
Accrued post-retirement benefits	14,928	22,338
Other long-term liabilities	15,331	12,412
Total equity	660,407	587,558
Total liabilities and equity	$1,006,931	$777,728

Common shares issued and outstanding of 22,419,676 and 22,029,446 at September 28, 2013 and December 29, 2012, respectively.

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LITTELFUSE, INC.

Consolidated Statements of Comprehensive Income

(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012

Net sales	$201,040	$172,688	$559,724	$509,119

Cost of sales	120,080	104,052	340,601	310,059

Gross profit	80,960	68,636	219,123	199,060

Selling, general and administrative	34,437	30,601	98,091	90,199
Research and development expenses	6,217	5,505	17,725	15,553
Amortization of intangibles	2,747	1,599	6,249	4,457
	43,401	37,705	122,065	110,209

Operating income	37,559	30,931	97,058	88,851

Interest expense	939	454	1,959	1,298
Impairment and loan loss in unconsolidated affiliate	-	1,965	10,678	3,523
Foreign currency revaluation (income) expense	1,476	834	(1,929)	1,903
Other (income) expense, net	(1,380)	(1,350)	(3,543)	(3,075)

Income before income taxes	36,524	29,028	89,893	85,202
Income taxes	9,534	6,250	21,461	21,898

Net income	$26,990	$22,778	$68,432	$63,304

Net income per share:
Basic	$1.20	$1.04	$3.07	$2.90
Diluted	$1.19	$1.03	$3.04	$2.87

Weighted average shares and equivalent shares outstanding:
Basic	22,428	21,923	22,274	21,770
Diluted	22,625	22,162	22,497	22,055

Diluted Net Income Per Share
Net income as reported	$26,990	$22,778	$68,432	$63,304
Less: income allocated to participating securities	(3)	(28)	(38)	(123)
Net income available to common shareholders	$26,987	$22,750	$68,394	$63,181

Weighted average shares adjusted for securities	22,625	22,162	22,497	22,055
Diluted net income per share	$1.19	$1.03	$3.04	$2.87
Comprehensive income	$36,707	$33,100	$65,631	$74,487

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LITTELFUSE, INC.

Consolidated Statements of Cash Flows

(In thousands of USD, unaudited)

	For the Nine Months Ended
	September 28, 2013	September 29, 2012

OPERATING ACTIVITIES:
Net income	$68,432	$63,304
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	19,603	19,029
Amortization of intangibles	6,249	4,457
Impairment of assets held for sale	-	549
Non-cash inventory charge (1)	2,069	567
Stock-based compensation	7,030	5,574
Excess tax benefit on stock-based compensation	(3,763)	(2,471)
Loss on sale of assets	169	62
Impairment and equity in net loss of unconsolidated affiliate	10,678	3,523
Changes in operating assets and liabilities:
Accounts receivable	(16,348)	(12,756)
Inventories	(4,537)	58
Accounts payable	6,659	5,640
Accrued expenses (including post retirement)	(11,743)	(5,234)
Accrued payroll and severance	5,492	(4,646)
Accrued taxes	(5,473)	(857)
Prepaid expenses and other	1,294	(748)
Net cash provided by operating activities	85,811	76,051

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(25,328)	(12,797)
Acquisition of businesses, net of cash acquired	(145,000)	(34,016)
Purchase of investment	-	(10,000)
Purchase of short-term investments	(8,478)	(4,616)
Proceeds from sales of short-term investments	-	17,805
Proceeds from sale of assets	158	495
Net cash used in investing activities	(178,648)	(43,129)

FINANCING ACTIVITIES:
Proceeds from term loan	100,000	20,251
Proceeds of revolving credit facility	160,500	-
Payments of revolving credit facility	(116,000)	(17,500)
Debt issuance costs	(809)	-
Cash dividends paid	(13,789)	(12,181)
Proceeds from exercise of stock options	19,335	13,411
Excess tax benefit on stock-based compensation	3,763	2,471
Net cash provided by financing activities	153,000	6,452

Effect of exchange rate changes on cash and cash equivalents	(2,631)	4,008

Increase in cash and cash equivalents	57,532	43,382
Cash and cash equivalents at beginning of period	235,404	164,016
Cash and cash equivalents at end of period	$292,936	$207,398

(1) Purchase accounting adjustment related to acquisitions.

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